Exhibit 4.1

RETAIL PROPERTIES OF AMERICA, INC.,

as Issuer,

KITE REALTY GROUP, L.P.,

as Successor Company

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

4.00% SENIOR NOTES DUE 2025

4.750% SENIOR NOTES DUE 2030

FOURTH SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 22, 2021

TO

INDENTURE

DATED AS OF MARCH 12, 2015

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of October 22, 2021, by and among Kite Realty Group, L.P., a Delaware limited partnership (the “Successor Company”), Retail Properties of America, Inc., a Maryland corporation (the “Issuer”), and U.S. Bank National Association, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of March 12, 2015 (the “Base Indenture”), as supplemented by that certain First Supplemental Indenture, dated as of March 12, 2015 (the “First Supplemental Indenture”), between the Issuer and the Trustee, relating to the Issuer’s 4.00% Senior Notes due 2025 (the “2025 Notes”), that certain Second Supplemental Indenture, dated as of July 21, 2020 (the “Second Supplemental Indenture”), between the Issuer and the Trustee, relating to the 2025 Notes, and that certain Third Supplemental Indenture, dated as of August 25, 2020 (the “Third Supplemental Indenture” and the Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, and as otherwise supplemented or modified from time to time, the “Indenture”), between the Issuer and the Trustee, relating to the Issuer’s 4.750% Senior Notes due 2030 (the “2030 Notes” and together with the 2025 Notes, the “Notes”);

WHEREAS, the Issuer is a party to that certain Agreement and Plan of Merger, dated as of July 18, 2021, by and among Kite Realty Group Trust, a Maryland real estate investment trust, KRG Oak, LLC, a Maryland limited liability company (“KRG Oak”), and the Issuer, pursuant to which, on October 22, 2021, the Issuer merged with and into KRG Oak, with KRG Oak being the surviving entity (the “Merger”);

WHEREAS, immediately following the Merger, on October 22, 2021, KRG Oak and the Successor Company effected a business combination transaction in which KRG Oak merged with and into the Successor Company, with the Successor Company continuing as the successor entity within the meaning of Article Eight of the Indenture;

WHEREAS, each party hereto has duly authorized the execution and delivery of this Fourth Supplemental Indenture and has done all things necessary to make this Fourth Supplemental Indenture a valid agreement in accordance with its terms; and

WHEREAS, pursuant to Section 9.01(1) of the Indenture, the consent of Holders to the execution and delivery of this Fourth Supplemental Indenture is not required, and the Trustee is authorized to execute and deliver this Fourth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            Capitalized terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Rights and Duties of Successor Company. The Successor Company hereby succeeds the Issuer as the Company under the Indenture and as such will have all of the rights and privileges, be subject to and hereby agrees to assume all of the obligations, duties, covenants and agreements, of the Issuer under the Indenture and the Notes. All references to the “Company” in the Indenture shall be deemed to refer to the Successor Company.

3.            Notices. All notices and other communications to the Company under the Indenture shall be given as provided in the Indenture, at the address set forth below:

Kite Realty Group, L.P.

c/o Kite Realty Group Trust

30 S. Meridian Street

Suite 1100

Indianapolis, IN 46204

Attention:

Heath R. Fear, Executive Vice President, Chief Executive Officer and Secretary

Robert G. Solloway, Senior Vice President, Legal

4.            Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Fourth Supplemental Indenture or the Indenture or any provision herein or therein contained.

5.            Ratification of Base Indenture. This Fourth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture, and as supplemented and modified hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event of a conflict between the language of this Fourth Supplemental Indenture and the Base Indenture, the language of this Fourth Supplemental Indenture shall control.

6.            Effect of headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.          Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the parties hereto shall bind their successors and assigns, whether so expressed or not.

8.           Separability Clause. In case any one or more of the provisions in this Fourth Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby.

9.          Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10.            Counterparts. This Fourth Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communications sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

11.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company and the Issuer. The Successor Company and the Issuer hereby authorizes and directs the Trustee to execute and deliver this Fourth Supplemental Indenture.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

KITE REALTY GROUP, L.P.,
as the Successor Company

By: Kite Realty Group Trust, its sole general partner

By:	/s/ Heath R. Fear
Name:	Heath R. Fear
Title:	Executive Vice President, Chief Financial Officer and Secretary

Signature Page to Fourth Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
solely in its capacities as Trustee and not in its individual capacity

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President

Signature Page to Fourth Supplemental Indenture